Exhibit 3.37

CERTIFICATE OF FORMATION

OF

Talos Energy Phoenix LLC

1.)	The name of the limited liability company (the “LLC”) is Talos Energy PhoenixLLC.

2.)

The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street; in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the LLC at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 28th day of October, 2016.

/s/ William S. Moss III
William S. Moss III · Authorized Person